Exhibit 99.1

Hepion Pharmaceuticals’ CRV431 the First Cyclophilin Inhibitor to Advance to Phase 2 Trial for NASH Fibrosis

- Results from Hepion’s Phase 2a AMBITION Study Expected by Year-End 2020 -

EDISON, N.J., May 19, 2020 – Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that it has completed the submission of a Phase 1 data memo and the Phase 2a protocol to the FDA, and intends to commence its Phase 2a clinical trial of CRV431 for the treatment of NASH fibrosis in June.

The randomized, single-blind, placebo-controlled, multi-center study, entitled “AMBITION: A Phase 2a, Multi-center, Single-Blind, Placebo-controlled Study to Evaluate the Safety and Tolerability of CRV431 Dosed Once Daily in NASH induced F2 and F3 Subjects,” will enrol 18 adults with presumed NASH F2 or F3 fibrosis. Twelve patients will receive 75 mg of CRV431, with the remaining six patients receiving placebo, both administered orally, once daily in a fasted state, for 28 days. The study will be led by Dr. Stephen Harrison and Pinnacle Clinical Research, San Antonio, Texas.

The trial’s primary objective is to evaluate the safety, tolerability and pharmacokinetics of CRV431, compared to placebo control, over 28 days of dosing. Its secondary objective is to evaluate CRV431’s antifibrotic activity, as measured by quantification of selected biomarkers of fibrosis, including collagen and lipid metabolites, matrix metalloproteinases, and full-scale gene expression. The purpose of these secondary analyses is to gain insights into CRV431’s potential therapeutic activities in NASH, how to monitor these activities, and begin to identify which patients could benefit most from CRV431 treatment.

“We are nearing completion of our multiple ascending dose study of CRV431 and our protocol for the Phase 2a study has been submitted to, and reviewed by the FDA, so we are poised to advance this clinical program,” said Dr. Patrick Mayo, Hepion’s Senior Vice President, Clinical Pharmacology. “We are especially excited by the novel integration of genomic, biomarker and clinical information using a multivariate mixomics approach as part of the study design.”

Hepion has demonstrated CRV431’s antifibrotic effect in seven separate studies, across four different in vitro models. In addition, studies were conducted in fibroblast cells derived from five different organs, two human precision cut liver slice models of liver disease and one human precision cut lung slice from a patient with idiopathic pulmonary fibrosis. All of these studies demonstrated fibrosis reductions, ranging from 30-100%, with one study also demonstrating CRV431’s ability to prevent cirrhosis, the most advanced stage of fibrosis in which liver function is significantly impaired.

“To date, we have generated a large body of data demonstrating CRV431’s broad-spectrum antifibrotic activity, not just in the liver, but in other organs as well, so we are confident that the results of this Phase 2a study will be positive,” said Dr. Robert Foster, Hepion’s CEO. “In NASH, fibrosis is considered the strongest predictor of adverse clinical outcomes, including liver-related death. Likewise, fibrotic scarring is a major driver of pathology in many other conditions, and there remains a need for direct antifibrotic treatments.”

“The treatment of patients with advanced fibrosis due to NASH remains an area of significant unmet need. Currently, there are still no FDA approved treatments for NASH fibrosis, so I am encouraged by the news that CRV431 is moving forward into Phase 2 development,” said Dr. Harrison. “This study will examine patients likely to have NASH and fibrosis, based on well-established non-invasive tests, and will provide important data on safety related to dosing CRV431 in this patient population.”

“Given the positive clinical profile CRV431 has demonstrated to date, it has become increasingly clear to us that there is a marked disconnect between CRV431’s strong therapeutic potential and the comparatively very low value that the investment community seems to be placing on this asset,” Dr. Foster added. “As such, we will be undertaking several new investor and media relations initiatives to highlight CRV431’s potential to treat NASH, a disease for which there are currently no approved therapies, as well as other fibrotic diseases, with the goal of better aligning Hepion’s valuation with the significant potential of this promising drug candidate.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, HDV, and HIV-1. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com